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                                                                   EXHIBIT 23(a)



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 22, 2005 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the 2005 Annual Report to Shareholders of Brown-Forman Corporation and Subsidiaries, which is incorporated by reference in Brown-Forman Corporation and Subsidiaries' Annual Report on Form 10-K for the year ended April 30, 2005. We also consent to the incorporation by reference of our report dated June 22, 2005 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.


/s/ PricewaterhouseCoopers LLP


PricewaterhouseCoopers LLP
Louisville, Kentucky
July 28, 2005